UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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APRICUS BIOSCIENCES, INC.

11975 El Camino Real, Suite 300

San Diego, California 92130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 15, 2013

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Apricus Biosciences, Inc., a Nevada corporation (the “Company”). The Annual Meeting will be held on Wednesday, May 15, 2013 at 8:00 a.m., local time, at the Hampton Inn, located at 11920 El Camino Real, San Diego, California 92130, for the following purposes:

(1)	To elect two Class I directors, nominated by our Board of Directors, to serve until our 2016 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

(2)	To ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

(3)	To conduct an advisory (non-binding) vote on executive compensation;

(4)	To conduct an advisory (non-binding) vote on the frequency of holding future advisory votes on executive compensation; and

(5)	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

The record date for the Annual Meeting is March 26, 2013. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment(s) or postponement(s) thereof. The accompanying Proxy Statement more fully describes the details of the business to be conducted at the Annual Meeting. Our proxy materials (which include the Proxy Statement attached to this notice, our most recent Annual Report on Form 10-K and form of proxy card) are also available to you via the Internet at www.proxyvote.com.

By Order of the Board of Directors

Randy Berholtz
Secretary

April 8, 2013
San Diego, California

THE BOARD OF DIRECTORS APPRECIATES AND ENCOURAGES YOUR PARTICIPATION IN THE ANNUAL MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, PLEASE VOTE YOUR PROXY VIA THE INTERNET AT WWW.PROXYVOTE.COM OR OVER THE TELEPHONE AT 1-800-690-6903 OR SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD BY MAIL IN THE PRE-PAID ENVELOPE PROVIDED. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement, Proxy Card and Form 10-K are available at www.proxyvote.com.

APRICUS BIOSCIENCES, INC.

11975 El Camino Real, Suite 300

San Diego, California 92130

PROXY STATEMENT

General Information

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Apricus Biosciences, Inc. (the “Company”) for use at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 15, 2013, at 8:00 a.m., local time, at the Hampton Inn, located at 11920 El Camino Real, San Diego, California 92130, and any adjournment(s) or postponement(s) thereof. This proxy statement is being made available via the Internet on or about April 8, 2013, and is being mailed to our record holders on or about the same date.

Solicitation and Voting Procedures

The solicitation of proxies will be conducted by mail and the Company will bear all costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to “Beneficial Holders” (defined below). The Company may conduct further solicitation personally, by telephone or by facsimile with the assistances of our officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

Only holders of record of Common Stock at the close of business on March 26, 2013 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 30,342,513 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”) issued and outstanding. Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters.

Holders of record who hold shares of Common Stock directly on the Record Date must return a proxy or attend the Annual Meeting in person in order to vote on the proposals. Investors who hold shares of Common Stock indirectly on the Record Date (“Beneficial Holders”) through a brokerage firm, bank or other financial institution (a “Financial Institution”) must return a voting instruction form to have their shares voted in accordance with their instructions. Otherwise, Financial Institutions that do not receive voting instructions from beneficial holders may either vote these shares on behalf of the Beneficial Holders or return a proxy leaving these shares un-voted on particular proposals (a “Broker Non-Vote”).

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock on the Record Date, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments thereof. Abstentions from voting on a proposal and Broker Non-Votes will count for purposes of determining a quorum but will not be counted for the purpose of determining the number of votes cast on a given proposal. A description of the required vote for each proposal is included within each proposal below.

We urge any stockholder not planning to attend the Annual Meeting to vote their proxy in advance, whether via the Internet (http/www.proxyvote.com) or by telephone (1-800-690-6903) or by mailing an executed proxy card to us.

Any holder of record may revoke a proxy submitted in advance of the Annual Meeting by: (i) delivering a written revocation to the Company’s Secretary before the Annual Meeting, (ii) delivering an executed, later-dated proxy or (iii) voting in person at the Annual Meeting.

Beneficial Holders who wish to change or revoke their voting instructions should contact their Financial Institution for information on how to do so. Beneficial Holders who wish to attend the Annual Meeting and vote in person should contact their Financial Institution in order to obtain a “legal proxy,” which will allow them to both attend the meeting and vote in person. Without a legal proxy, Beneficial Holders cannot vote at the Annual Meeting because their Financial Institution may have already voted or returned a Broker Non-Vote on their behalf.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then for each of the nominees listed in Proposal No. 1 and for each of the proposals described below.

PROPOSAL NO. 1

ELECTION OF CLASS I DIRECTORS

Overview

The Company’s Articles of Incorporation, as amended, provide that the Board is to be divided into three classes as nearly equal in number as possible, with directors in each class serving staggered three-year terms. The total Board size is currently fixed at six directors. Currently, the Class I directors (whose terms expire at the 2013 Annual Meeting of Stockholders) are Kleanthis G. Xanthopoulos, Ph.D. and Paul V. Maier. The Class II directors (whose terms expire at the 2015 annual meeting of stockholders) are currently Richard Pascoe and Deirdre Y. Gillespie, M.D. The Class III directors (whose terms expire at the 2014 annual meeting of stockholders) are currently Leonard Oppenheim, Esq. and Rusty Ray. Class I directors elected at the Annual Meeting will hold office until the 2016 annual meeting of stockholders, and until their successors are elected and qualified, unless they resign or their seats become vacant due to death, removal or other cause in accordance with the Company’s Bylaws.

As described below, the Board has nominated Dr. Xanthopoulos and Mr. Maier for re-election as Class I directors. Both nominees for election as directors at the Annual Meeting have indicated their willingness to serve if elected. Should any nominee become unavailable for election at the Annual Meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by our Board of Directors.

Nomination of Directors

The Corporate Governance/Nominating Committee, which acts as the nominating committee of the Board, reviews and recommends to the Board potential candidates for election to the Board. In reviewing potential candidates, the Corporate Governance/Nominating Committee considers the qualifications described below under the caption “Board of Directors and Committees; Corporate Governance.” After reviewing the qualifications of potential Board candidates, the Corporate Governance/Nominating Committee presents its recommendations to the Board, which selects the final director nominees. The Corporate Governance/Nominating Committee recommended each of the nominees for director identified in this Proxy Statement. We did not pay any fees to any third parties to identify or assist in identifying or evaluating nominees for the Annual Meeting.

Information Regarding Nominees and Incumbent Directors

The Corporate Governance/Nominating Committee has recommended, and the Board has nominated, Dr. Xanthopoulos and Mr. Maier to be re-elected as Class I directors at the Annual Meeting. The following table sets forth the following information for the nominees and for each of the Company’s continuing directors: the year each was first elected a director, their respective ages as of the Record Date, the positions currently held with the Company, the year their current term will expire and their current class:

Name	Year Elected	Age	Position(s)	Expiration of Term	Class
Kleanthis G. Xanthopoulos, Ph.D. (1)(2)(3)(4)	2011	54	Director	2013	I

Paul V. Maier (1)(2)	2012	65	Director	2013	I

Deirdre Y. Gillespie, M.D. (2)(3)	2010	56	Director	2015	II

Richard W. Pascoe	2013	49	Chief Executive Officer, Director	2015	II

Leonard Oppenheim, Esq. (1)(3)	2004	66	Director	2014	III

Rusty Ray (4)	2009	42	Chairman	2014	III

(1)	Member of the Audit Committee.
(2)	Member of the Corporate Governance/Nominating Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Finance Committee.

Class I Directors Nominated for Election

The following persons have been nominated by our Board to be elected as Class I directors at the Annual Meeting:

Kleanthis G. Xanthopoulos, Ph.D. has been a director since December 2011. He is the chair of our Compensation Committee and a member of our Audit, Corporate Governance/Nominating and Finance Committees. Dr. Xanthopoulos is the President and Chief Executive Officer of Regulus Therapeutics Inc. (NASDAQ: RGLS) (“Regulus”). Prior to joining Regulus in 2007, Dr. Xanthopoulos was the Managing Director of Enterprise Partners Venture Capital. He co-founded Anadys Pharmaceuticals, served as President and Chief Executive Officer from 2000 to 2006, and remained a Director until its acquisition by Roche in 2011. Before that, Dr. Xanthopoulos was Vice President at Aurora Biosciences (acquired by Vertex Pharmaceuticals) from 1997 to 2000, and Section Head of the National Human Genome Research Institute from 1995 to 1997. Previously, he was an Associate Professor at the Karolinska Institute, Stockholm, Sweden, after completing a Postdoctoral Research Fellow at The Rockefeller University, New York. An Onassis Foundation Scholar, Dr. Xanthopoulos received his B.Sc. degree in Biology with honors from Aristotle University of Thessaloniki, Greece, and his M.Sc. degree in Microbiology and Ph.D. degree in Molecular Biology from the University of Stockholm, Sweden. Dr. Xanthopoulos is a member of the board of directors of the Biotechnology Industry Organization (BIO), Sente Inc., Regulus and a member of the board of BIOCOM, a life sciences industry association. In nominating Dr. Xanthopoulos as a Class I director, the Corporate Governance/Nominating Committee and Board of Directors considered Dr. Xanthopoulos’ scientific background and ability to contribute to the Board’s understanding of technical matters relating to the Company’s business, as well as Dr. Xanthopoulos’ broader business development and corporate experience.

Paul V. Maier has been a director since June 2012. He is the chair of our Corporate Governance/Nominating Committee and a member of our Audit Committee. Mr. Maier currently serves as the Chief Financial Officer of Sequenom, Inc. (“Sequenom”). Prior to joining Sequenom, Mr. Maier served as Senior Vice President and Chief Financial Officer of Ligand Pharmaceuticals, Inc. (“Ligand”) from 1992 until 2007, where he helped build Ligand from a venture stage company to a commercial, integrated biopharmaceutical organization. Prior to joining Ligand, he spent six years in various management and finance positions at ICN Pharmaceuticals. Mr. Maier received his M.B.A. degree from Harvard Business School and a B.S. degree from Pennsylvania State University. In nominating Mr. Maier as a Class I director, the Corporate Governance/Nominating Committee and Board of Directors considered Mr. Maier’s management and finance background and ability to contribute to the Board’s understanding of technical matters relating to the Company’s business, as well as Mr. Maier’s broader business development and corporate experience.

Class II Directors Continuing in Office Until 2015

The following directors will continue in office until the 2015 annual meeting of stockholders, or until their earlier resignation or removal in accordance with our Bylaws:

Deirdre Y. Gillespie, M.D. has been a director since June 2010. She serves a member of our Corporate Governance/Nominating and Compensation Committees and also serves on the Board’s Ad Hoc Committee advising on the clinical development of the Company’s drug candidates. She is the former President and Chief Executive Officer of La Jolla Pharmaceutical Company. She has over twenty years’ experience in general management in pharmaceutical and biotechnology companies. Prior to joining La Jolla Pharmaceutical Company, Dr. Gillespie served from 2001 to 2005 as President and Chief Executive Officer of Oxxon Therapeutics, Inc., a privately held pharmaceutical company spun out of Oxford University and ultimately acquired by Oxford Biomedica Plc. Before that, Dr. Gillespie was Chief Operating Officer of Vical, Inc., a publicly traded gene delivery company, from 2000 to 2001, and Executive Vice President and Chief Business Officer of the company. During her career, Dr. Gillespie also held a number of senior strategic and commercial positions at DuPont Merck Pharmaceutical Company, from 1990 to 1996, including Vice President of Marketing, and at Sandoz Pharma AG (Novartis), in clinical development, from 1986 to 1990. Prior to that time, she spent five years in internal medicine in London and Oxford. Dr. Gillespie received her M.B.A. from the London Business School and her M.D. and B.Sc. from London University. Dr. Gillespie’s qualifications to serve on the Board include her scientific background, as well as her significant experience with a variety of other biotechnology companies. She has over 20 years past experience with both public and private pharmaceutical companies, and her significant management positions throughout that experience led the Board to conclude that Dr. Gillespie should serve as a director of the company.

Richard W. Pascoe has been a director and served as our Chief Executive Officer since March 2013. Before joining us, Mr. Pascoe was President and Chief Executive officer of Somaxon Pharmaceuticals, Inc., a specialty pharmaceutical company, from August 2008 through March 2013, when Somaxon was acquired by Pernix Pharmaceuticals. Prior to Somaxon, he was the Chief Operating Officer at ARIAD Pharmaceuticals, an emerging oncology company, where he led commercial operations, manufacturing, information services, program and alliance management and business development. Mr. Pascoe held a series of senior management roles at King Pharmaceuticals, Inc., including Senior Vice President of Neuroscience Marketing and Sales and Vice President positions in both international sales and marketing and hospital sales. He also held positions in the commercial groups at Medco Research, Inc. (which was acquired by King), COR Therapeutics, Inc. (where he helped lead the successful launch of eptifibatide Integrilin®), B. Braun Interventional and the BOC Group. Mr. Pascoe served as a commissioned officer in the United States Army following his graduation from the United States Military Academy at West Point where he received a B.S degree in Leadership. The Board appointed Mr. Pascoe to the Board in connection with his appointment as our Chief Executive Officer and based on the depth and diversity of his experience in senior management of public pharmaceutical companies and his personal and professional integrity, ethics and values.

Class III Directors Continuing in Office until 2014

The following directors will continue in office until the 2014 annual meeting of stockholders, or until their earlier resignation or removal in accordance with our Bylaws:

Rusty Ray has been a director since December 2009. He is the Chairman of the Board and a member of our Finance Committee. He is currently a partner with 11T Partners, a boutique investment bank focused on the healthcare industry. He has worked with a wide variety of clients across the healthcare industry ranging from large pharmaceutical companies to early-stage drug development companies to medical device and service-based companies. Prior to forming 11T Partners, Mr. Ray was a Partner for approximately eight years with Brocair Partners, a healthcare investment-banking boutique. Mr. Ray served as Deputy Director for eight years with Resources for the Future (“RFF”), a non-partisan Washington-based think tank that conducts independent economic research. During his tenure at RFF, the organization conducted a number of studies related to the pharmaceutical and biotechnology industries. Beyond life sciences, Mr. Ray also worked on issues related to emissions credit trading and utility restructuring. Prior to joining RFF, Mr. Ray worked with The Meningitis Research Foundation in London where he worked to support basic research to cure the disease. Mr. Ray holds an M.B.A. degree in Finance from the Fordham University School of Business, and received a B.S. degree in Biology from Wake Forest University. Mr. Ray’s qualifications to serve on our board include his experience in the healthcare industry, as well as his significant business knowledge based on his experience with healthcare-based investment banking. His experience in investing has given him numerous experiences to investigate and evaluate a wide range of healthcare companies, and his selection to the Board allows the Company to access this resource of information.

Leonard A. Oppenheim, Esq. has been a director since 2004. He is the chair of our Audit Committee and a member of our Compensation Committee. Mr. Oppenheim retired from business in 2001 and has since been active as a private investor. From 1999 to 2001, Mr. Oppenheim was a partner in Faxon Research, a company offering independent research to professional investors. From 1983 to 1999, Mr. Oppenheim was a principal in the Investment Banking and Institutional Sales division of Montgomery Securities. Prior to that, he was a practicing attorney. Mr. Oppenheim holds a J.D. degree from New York University Law School and a B.A. degree from Columbia University. He is currently a director of Sysorex Global Holdings Corp., a public company. Mr. Oppenheim’s qualifications to serve on the Board include his management experience with the Company, which gives him valuable insight into the operations of the Company, and his former experience investing and researching investments.

Vote Required and Majority Vote Standard

Members of the Board are elected by a plurality vote. If the number of nominees for election to the Board is equal to, or less than, the number of seats open for election and a nominee receives a greater number of votes “withheld” than votes “for” such nominee’s election then pursuant to the Company’s Corporate Governance Guidelines, such nominee shall submit an offer of resignation to the Board. The Corporate Governance/Nominating Committee will then consider the offer of resignation and other relevant circumstances and recommend a course of action to the Board. The disinterested members of the Board will then determine whether to accept the offer of resignation.

Any shares that are not voted, whether by abstention, Broker Non-Votes or otherwise, will not affect the election of directors, except to the extent that the failure to vote for an individual will result in other individuals receiving a larger proportion of the votes cast.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the election of the nominees named above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2013, and has further directed that we submit the selection of PwC for ratification by the our stockholders at the Annual Meeting. A representative of PwC is expected to be present at the Annual Meeting to make a statement and respond to appropriate questions. A representative of EisnerAmper is not expected to be present at the Annual Meeting.

Fees for Independent Registered Public Accounting Firm

On May 18, 2012, the Audit Committee of the Company’s Board of Directors dismissed EisnerAmper LLP (“EisnerAmper”) as the Company’s independent registered public accounting firm. The Company then engaged PwC to serve as the Company’s new independent registered public accounting firm. The Company previously filed a Current Report on Form 8-K on May 21, 2012 reporting this change. PwC was engaged to audit the Company’s financial statements for the fiscal year ending December 31, 2012.

The audit report of PwC on the consolidated financial statements of the Company for the year ended December 31, 2012 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. The audit report of EisnerAmper on the consolidated financial statements of the Company for the year ended December 31, 2011 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audit of the Company’s consolidated financial statements for the fiscal year(s) ended December 31, 2010, December 31, 2011 and December 31, 2012 there were (i) no disagreements between the Company and PwC or with EisnerAmper on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PwC or EisnerAmper, would have caused PwC or EisnerAmper to make reference to the subject matter of the disagreement in their report on the Company’s financial statements for such year or for any reporting period since the Company’s last fiscal year end and (ii) no reportable events within the meaning set forth in item 304(a)(1)(v) of Regulation S-K.

The following is a summary of the fees billed to the Company by PwC for professional services rendered for 2012.

2012
Audit Fees:

Consists of fees billed for professional services rendered for the audit of the Company’s annual financial statements and the review of the interim financial statements included in the Company’s Quarterly Reports (together, the “Financial Statements”) and for services normally provided in connection with regulatory filings or engagements	$495,000

Other Fees:

Audit-Related Fees
Consists of fees billed for assurance and related services reasonably related to the performance of the annual audit or review of the Financial Statements (defined above)	$401,000

Tax Fees

Consists of fees billed for tax compliance	$46,000
Consists of fees billed for tax consulting	$36,000

All Other Fees

Consists of fees billed for other products and services not described above	—

Total Other Fees	$483,000

Total All Fees	$978,000

The following is a summary of the fees billed to the Company by EisnerAmper for professional services rendered for 2011 and 2012. These fees are for work invoiced in the fiscal years indicated.

	2012	2011

Audit Fees:

Consists of fees billed for professional services rendered for the audit of the Company’s annual financial statements and the review of the interim financial statements included in the Company’s Quarterly Reports (together, the “Financial Statements”) and for services normally provided in connection with regulatory filings or engagements(1)	$106,500	$245,000

Other Fees:

Audit-Related Fees

Consists of fees billed for assurance and related services reasonably related to the performance of the annual audit or review of the Financial Statements (defined above)	—	—

Tax Fees

Consists of fees billed for tax compliance, tax advice and tax planning	—	—

All Other Fees

Consists of fees billed for other products and services not described above	—	—

Total Other Fees	—	—

Total All Fees	$106,500	$245,000

(1)	The 2012 Audit Fees include $71,500 for additional compliance provided in connection with financing transactions. The 2011 Audit Fees include $50,000 associated with the auditors’ opinion on internal controls, $18,500 for additional compliance provided in connection with financing transactions.

In 2011, the Company retained the services of PwC as our tax advisor. The aggregate fees billed by PwC in 2011 for professional services rendered for tax compliance was $33,000. The nature of the services performed for these fees included the preparation of our federal and state tax returns.

Pre-Approval Policies and Procedures

All audit and non-audit services provided by PwC must be pre-approved by the Audit Committee. Typically, PwC provides the Audit Committee with an engagement letter during the third quarter of each fiscal year, outlining the scope of the proposed services and estimated fees for next fiscal year. Pre-approval may be given for a category of services, provided that (i) the category is reasonably narrow and detailed and (ii) the Audit Committee establishes a fee limit for such category. The Audit Committee may delegate to any other member of the Audit Committee, the authority to grant pre-approval of permitted non-audit services to be provided by PwC between Audit Committee meetings; provided, however, that any such pre-approval shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all audit and permitted non-audit services provided by PwC and EisnerAmper in fiscal 2012.

Required Vote

Assuming that a quorum is present at the Annual Meeting, this proposal will be approved only if a majority of the total votes cast on the proposal are affirmative. Under Nevada law, abstentions from voting on the proposal and Broker Non-Votes are not counted as votes cast and accordingly will have no effect upon the proposal. If our stockholders do not ratify the selection of PwC, our Board of Directors will consider the selection of other independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis beginning on page 15 of this Proxy Statement describes the Company’s executive compensation program and the compensation decisions that the Compensation Committee and the Board of Directors made with respect to the compensation of our Named Executive Officers in 2012. The Board of Directors is asking stockholders to cast an advisory (non-binding) vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports the Company’s business strategy and aligns the interests of our executives with our stockholders. In particular, our compensation program rewards financial, strategic and operational performance and the goals set for each performance category support our short and long-term plans.

For these reasons, the Board is asking stockholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our stockholders and will consider the outcome of the vote when determining future compensation arrangements for our Named Executive Officers.

Required Vote

Assuming that a quorum is present at the Annual Meeting, this proposal will be approved only if a majority of the total votes cast on the proposal are affirmative. Under Nevada law, abstentions from voting on the proposal and Broker Non-Votes are not counted as votes cast and accordingly will have no effect upon the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION.

PROPOSAL NO. 4

ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTES

In this Proposal 4, the Board of Directors is asking stockholders to cast an advisory (non-binding) vote on how frequently we should have say-on-pay votes in the future. Stockholders will be able to mark the enclosed proxy card or voting instruction form on whether to hold say-on-pay votes every one, two or three years. Alternatively, you may indicate that you are abstaining from voting.

Recommendation of Board

After careful consideration of the reasons described below, the Board believes that conducting an advisory vote on executive compensation EVERY TWO YEARS, or a biennial vote, is appropriate for the Company and its stockholders at this time.

Because of its emphasis on equity compensation, our executive compensation program is designed to support long-term value creation and a biennial vote will allow stockholders to better judge our executive compensation program in relation to our long-term performance. As described in the Compensation Discussion and Analysis section, one of the core principles of our executive compensation program is to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. We grant equity awards with multi-year vesting periods to encourage our Named Executive Officers to focus on long-term performance, and we accordingly recommend a biennial vote to allow our executive compensation programs to be evaluated over a similar time-frame and in relation to our long-term performance. In addition, a biennial vote will provide stockholders additional time to evaluate the effectiveness of our executive compensation policies and decisions and the related business outcome from a pay-for-performance perspective.

A biennial vote will provide us with the time to thoughtfully respond to stockholders’ sentiments and to implement changes. We carefully consider changes to our program to maintain the effectiveness and consistency of the program, which is important in motivating and retaining our employees.

Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. This advisory vote on the frequency of future advisory “say-on-pay” votes is non-binding on the Board. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on “say-on-pay” that has been selected by our stockholders. However, because this vote is advisory and not binding, the Board may in the future decide to conduct advisory votes on a more or less frequent basis. Even if a plurality of votes are cast in favor of a two-year frequency, if our executive compensation program is materially changed in any year, the Board may present a say-on-pay vote at the next annual meeting even if it would otherwise not be scheduled.

Required Vote

Assuming that a quorum is present at the Annual Meeting, this proposal will be approved only if a majority of the total votes cast on the proposal are affirmative. Under Nevada law, abstentions from voting on the proposal and Broker Non-Votes are not counted as votes cast and accordingly will have no effect upon the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO CONDUCT FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY TWO YEARS.

BOARD OF DIRECTORS AND COMMITTEES; CORPORATE GOVERNANCE

Meetings of the Board of Directors

During fiscal 2012, the Board met eleven times. Each director attended at least 75% of the aggregate number of meetings of the Board and the aggregate number of meetings of the Committees of the Board on which they served during the periods that they served. Although we expect directors to attend each annual meeting of stockholders, we have no formal policy requiring attendance by directors at annual stockholder meetings. All of the members of the Board serving at the time of our 2012 annual meeting of stockholders, except for Dr. Xanthopoulos, attended the 2012 annual meeting of stockholders, in person or by telephone.

Committees of the Board

There are currently four standing committees of the Board: the Audit Committee, the Corporate Governance/Nominating Committee, the Compensation Committee and the Finance Committee. Additionally, the Board has designated an Ad Hoc Committee that provides board-level input and oversight on clinical and regulatory matters. During the fourth calendar quarter of 2012 and part of 2013, the Board had a Strategic Review Committee, which was dissolved in February 2013. Below are descriptions of our four primary standing Board committees.

The Audit Committee regularly meets with our financial and accounting management and independent auditors and is responsible for the selection and engagement of the Company’s independent auditors. Additionally, the Audit Committee reviews with the independent auditors the scope and results of the audit engagement, approves professional services provided by the independent auditors, reviews the independence of the independent auditors and reviews the adequacy of the internal accounting controls. The Audit Committee acts under a written charter, a copy of which is available on the Company’s website at www.apricusbio.com. The Audit Committee met five times in fiscal 2012, and as of the Record Date, consisted of, Leonard A. Oppenheim, Esq. (Chair), Kleanthis G. Xanthopoulos, Ph.D. and Paul V. Maier, none of whom was an employee of the Company and each of whom met the applicable independence standards promulgated by the NASDAQ Marketplace and those of the Securities and Exchange Commission (the “SEC”). The Board has also determined that Paul V. Maier qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5) of the SEC’s Regulation S-K.

The Corporate Governance/Nominating Committee makes recommendations to the Board regarding the election of directors, as well as providing guidance and oversight on matters relating to corporate governance. The Corporate Governance/Nominating Committee met six times in fiscal 2012, and as of the Record Date, consisted of Paul V. Maier (Chair), Deirdre Y. Gillespie, M.D. and Kleanthis G. Xanthopoulos, Ph.D., none of whom was an employee of the Company and each of whom met the independence requirements of the NASDAQ Marketplace and those of the SEC. The Corporate Governance/Nominating Committee acts under a written charter, which is available on our website at www.apricusbio.com. We have not paid any third party a fee to assist in the process of identifying and evaluating candidates for director, and as of the Record Date we have not received any nominees for director from any stockholder or stockholder group for the Annual Meeting.

The Compensation Committee determines compensation levels for our executive officers, implements incentive programs for officers, directors and consultants, and administers our equity compensation plans. The Compensation Committee held seven meetings in fiscal 2012. As of the Record Date, the Compensation Committee consisted of Kleanthis G. Xanthopoulos, Ph.D. (Chair), Leonard Oppenheim, Esq. and Deirdre Y. Gillespie, M.D., none of whom was an employee of the Company and each of whom met the independence requirements of the NASDAQ Marketplace and those of the SEC. The Compensation Committee acts under a written charter, a copy of which is posted on the Company’s website at www.apricusbio.com. The Company’s independent compensation consultants as well as executive officers and management play an important role in making recommendations and formulating compensation plans for our employees, including the Named Executive Officers. The Compensation Committee may delegate authority for day-to-day administration and interpretation of various compensation plans in place, including selection of participants, determination of award levels and approval of award documents to our non-officer employees. However, the Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the Company’s Named Executive Officers. An independent compensation consultant, Barney & Barney, assists the Compensation Committee in evaluating our executive compensation program to ensure competitive compensation standards with other comparable biotechnology and pharmaceutical companies. This process enables us to benchmark our job functions and job levels within our specific industry sector and geography, obtain competitive salary data, and maintain a competitive salary structure. Compensation recommendations and performance assessments of named executive officers from the Company’s Chief Executive Officer are also considered by the Compensation Committee in determining the total compensation packages for Named Executive Officers (excluding the Chief Executive Officer).

The Finance Committee makes recommendations to the Board concerning financing opportunities. The Finance Committee was formed on June 21, 2002. The Finance Committee did not meet in fiscal 2012, and as of the Record Date, consisted of Kleanthis G. Xanthopoulos, Ph.D. (Chair) and Rusty Ray.

Director Nominations and Stockholder Communications

Our Corporate Governance/Nominating Committee considers candidates for the Board submitted in writing to the Chairman of this Committee. Candidates may be submitted by our executive officers, current directors, search firms engaged by the Committee, and subject to the conditions described below, by a stockholder. Information with respect to any proposed candidate shall be provided in writing to the Chairman of the Corporate Governance/Nominating Committee at Apricus Biosciences, Inc., 11975 El Camino Real, Suite 300, San Diego, California 92130. A nominating stockholder shall provide evidence that he, she or it is a stockholder (including information relating to all shares deemed beneficially held by the nominating stockholder) and shall provide the name of the candidate(s) for the Board, and such other information with respect to the nominee as would be required under the rules and regulations of the SEC to be included in our proxy statement if such proposed candidate were to be included therein. In addition, the stockholder shall include a statement to the effect that the proposed candidate has no direct or indirect business conflict of interest with us, and otherwise meets our standards set forth below.

There are currently no specific, minimum or absolute criteria for Board membership. Candidates are evaluated based upon a number of factors, including but not limited to independence, knowledge, judgment, integrity, character, leadership, skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths. The Committee does not alter its evaluation practices with regards to potential candidates for the Board recommended by a stockholder.

Any other stockholder communications intended for our management or the Board shall be submitted in writing to the Chairman of the Corporate Governance/Nominating Committee (at the address above) who shall determine whether to forward the communication, in his or her discretion and considering the identity of the submitting stockholder and the materiality and appropriateness of the communication.

Director Independence

Our Board has determined that each of Mr. Ray, Mr. Oppenheim, Dr. Gillespie, Dr. Xanthopoulos and Mr. Maier met the definitions of independence under the NASDAQ Marketplace Rules and Section 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, all of the directors, other than our Chief Executive Officer Mr. Pascoe, were deemed to be independent.

Code of Ethics

We have adopted a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, and to all of our other officers, directors and employees. The Code of Ethics, as amended and restated, is available at the Corporate Governance section of the Investors page on our website at www.apricusbio.com. We intend to disclose future amendments to, or waivers from, certain provisions of our code of ethics, if any, on the above website within four business days following the date of such amendment or waiver.

Board’s Role in Risk Oversight

Our Bylaws and corporate governance guidelines do not require that our Chairman and Chief Executive Officer positions be separate. Nevertheless, the position of Chairman of the Board and Chief Executive Officer are separate positions. Mr. Pascoe is our current Chief Executive Officer and Mr. Ray is our current Chairman of the Board. The Board believes that this governance structure provides a necessary degree of independence between the Board and management.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to product candidate development, technological uncertainty, dependence on clients and collaborative partners, uncertainty regarding patents and proprietary rights, comprehensive government regulations, marketing or sales capability or experience, business integration and dependence on key personnel. Management is responsible for the day-to-day management of risks we face, while our Board as a whole and through its committees, has responsibility for the oversight of risk management. Our Board believes its administration of its risk oversight function has not affected its leadership structure.

Board oversight is conducted primarily through committees of the Board, including the Audit Committee and the Corporate Governance/Nominating Committee. However, the full Board has retained responsibility for general oversight of risks. Our Board satisfies this responsibility, in part, through reports by each committee chair regarding the committee’s considerations and actions. The Board additionally has the responsibility of ensuring compliance with the risk management processes designed and implemented by management, which it satisfies through reports directly from officers responsible for oversight of particular risks within our Company. The Board believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, no member of the Compensation Committee was a current or former officer or employee of the Company. None of our executive officers served as a member of the compensation committee (or board of directors serving the compensation function) of another entity where such entity’s executive officers served on our Compensation Committee. None of our officers served as a director of another entity whose executive officers served on our Compensation Committee. Moreover, none of our executive officers served as a member of the compensation committee (or board of directors serving the compensation function) of another entity where such entity’s executive officers served on our Board.

EXECUTIVE OFFICERS

Our current executive officers and their respective ages and positions are set forth in the following table. Biographical information regarding each executive officer who is not also a director is set forth following the table. Biographical information for Mr. Pascoe is set forth above under Proposal No. 1 (Election of Directors).

Name	Age	Position
Richard W. Pascoe	49	Chief Executive Officer and Director
Steve Martin	52	Senior Vice President and Chief Financial Officer
Randy Berholtz, Esq.	51	Executive Vice President, General Counsel and Secretary
Edward Cox	32	Vice President of Corporate Development and Investor Relations

Steve Martin has served as our Senior Vice President and Chief Financial Officer since June 2011. From November 2012 through March 2013, Mr. Martin also served as our Interim Chief Executive Officer. Mr. Martin is a certified public accountant with over 25 years of financial leadership and significant expertise in growing public companies in a variety of industries, including the life sciences. From 2008 through 2011, Mr. Martin served as Senior Vice President and Chief Financial Officer of BakBone Software, a publicly traded software company. Mr. Martin also served as Interim Chief Executive Officer over the final 10 months with BakBone and through the successful sale of the company that was completed in January of 2011. During 2007 and 2008, Mr. Martin served as a Consultant and as the Chief Accounting Officer of Leap Wireless International, a $2 billion revenue telecommunications company. From 2005 to 2007, Mr. Martin served as Chief Financial Officer of Stratagene Corporation, a publicly-traded company specializing in the development, manufacture and marketing of specialized research and clinical diagnostic products. Mr. Martin’s previous experience also includes the position of Controller with publicly traded Gen-Probe Incorporated, a life sciences company, as well as ten years with the public accounting firm of Deloitte & Touche. Mr. Martin holds a Bachelors of Science degree in Accounting from San Diego State University.

Randy Berholtz, Esq. has served as our Executive Vice President, General Counsel and Secretary since January 2011. From 2004 to 2010, he was the Vice President, General Counsel and Secretary of ACON Laboratories, Inc., a diagnostics company based in San Diego and Hangzhou, China. He was the Chief Operating Officer and General Counsel of Inglewood Ventures, LP, a life sciences venture capital firm from 2003 to 2004. Mr. Berholtz was the Acting General Counsel and Secretary and earlier the Senior Corporate Counsel of Nanogen, Inc., a NASDAQ-listed genomics company from 2000 to 2003. He was an attorney with the law firms of Heller Ehrman, LLP and Cooley Godward, LLP in San Diego, with Cravath, Swaine and Moore in New York City and Kirkpatrick & Lockhart (now K&L Gates) in Pittsburgh, Pennsylvania. Mr. Berholtz holds a bachelor’s degree (summa cum laude) from Cornell University, a master’s degree from Oxford University, where he was a Rhodes Scholar, and a law degree from the Yale Law School.

Edward Cox has served as our Vice President of Corporate Development and Investor Relations since December 2009. Mr. Cox served as the President, Director and Secretary of Bio-Quant, Inc. from January 2007 until the merger with the Company. Prior to 2007, Mr. Cox acted as a Business Strategist and Consultant for both public and private companies in the areas of Healthcare, Life Science, Technology and Resources. Mr. Cox holds a Master of Science in Management degree from the Warrington College of Business Administration at the University of Florida, and his Certified Licensing Professional (CLP) certification from the Licensing Executives Society.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following compensation discussion and analysis describes the material elements of compensation earned in fiscal 2012 by each of the executive officers identified below in the Summary Compensation Table, who are referred to collectively as our “Named Executive Officers.” Our Named Executive Officers with respect to the fiscal year that ended on December 31, 2012 were Bassam B. Damaj, Ph.D., Former President and Chief Executive Officer, Steve Martin, Senior Vice President and Chief Financial Officer and former Interim Chief Executive Officer, Randy Berholtz, Esq. Executive Vice President, General Counsel and Secretary, and Edward Cox, Vice President of Corporate Development and Investor Relations. These persons constitute each person who acted as principal executive officer and principal financial officer during fiscal 2012 and two other executive officers serving during fiscal 2012.

Compensation Philosophy and Objectives

Our philosophy in setting compensation policies for executive officers, including Named Executive Officers, has two fundamental objectives: (1) to attract, motivate and retain a highly skilled team of executives and (2) to align our executives’ interests with those of our stockholders by rewarding short-term and long-term performance and tying compensation to increases in stockholder value. The Compensation Committee believes that executive compensation should be directly linked both to continuous improvements in corporate performance (“pay for performance”) and the achievement of objectives that are designed to increase stockholder value. In furtherance of this goal, the Compensation Committee has established the following guidelines as a foundation for compensation decisions:

•	provide a competitive total compensation package that targets the 50th percentile among our peer companies;

•	attract and retain highly qualified executives with the skills and experience required for the achievement of our business goals;

•	align compensation elements with the Company’s annual goals and long-term business strategies and objectives;

•

promote the achievement of key strategic and financial performance measures by linking short-term and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

•	align executives’ incentives with the creation of stockholder value.

The Compensation Committee has historically focused on compensating executive officers, including Named Executive Officers, with three compensation components: base salary, annual cash bonus and equity-based compensation. The Compensation Committee believes that cash compensation in the form of base salary and an annual cash bonus provides our executives with short-term rewards for success in operations, and that long-term compensation through the award of stock options and other equity awards aligns the objectives of management with those of our stockholders with respect to long-term performance.

Risk Management and Mitigation

In reviewing our compensation structure in fiscal 2012, the Compensation Committee also considered how the Company’s compensation policies may affect the Company’s risk profile and whether compensation policies and practices may encourage risk-taking by employees. More specifically, the Compensation Committee considered the general design philosophy of the Company’s policies for employees whose conduct would be most affected by incentives established by compensation policies. In considering these issues, the Compensation Committee concluded that the use of performance-based bonuses and long-term equity awards did not appear to create undue risks for the Company or encourage excessive risk-taking behavior on the part of Named Executive Officers.

With respect to bonus awards, the amount of an individual’s award depends principally (exclusively, in the case of our Chief Executive Officer) on overall Company performance, which reduces the incentive for an individual to take undue risks in an effort to increase the amount of his or her bonus award for a particular year. The Company’s performance goals are reviewed and approved by the Compensation Committee at the beginning of each fiscal year and are considered to be generally of the nature that would not encourage or reward excessive risk taking. Additionally, the Compensation Committee monitors the Company’s performance throughout the year and may intervene where actions by executive officers in pursuit of performance goal attainment appear to lead to undue risk.

With respect to equity awards, these awards typically vest over several years, meaning that long-term value creation, contrasted with short-term gain, presents the best opportunity for employees to profit from these awards. To the extent that performance-based equity awards are used, the events that trigger vesting are expected to be realized several years in the future. The Company has not historically used claw-back provisions or imposed holding periods for vested awards, although the Compensation Committee may consider whether such mechanisms might be appropriate in the future to mitigate risk. Additionally, the use of financial-based performance metrics to determine employee compensation may subject those payouts to claw-back penalties under the Dodd-Frank Act, to the extent that there is a subsequent restatement of the financial measure that was used to determine a payout.

Roles in Determining Compensation

Compensation Committee

The Board has delegated to the Compensation Committee the responsibility to ensure that total compensation paid to our executive officers, including Named Executive Officers, is consistent with our compensation policy and objectives. The Compensation Committee oversees and approves all compensation arrangements and actions for our officers, directors and consultants, including the 2006 Plan and 2012 Plan.

The Compensation Committee draws on a number of resources, including input from executive officers, including Named Executive Officers, and independent compensation consultants and review of data on peer companies, to make decisions regarding the Company’s executive compensation program. The Compensation Committee retains discretion over base salary, annual cash bonus, equity compensation and other compensation considerations. The Compensation Committee relies upon the judgment of its members in making compensation decisions, after reviewing the performance of the Company and carefully evaluating an executive’s performance during the year against established goals, operational performance and business responsibilities. In addition, the Compensation Committee incorporates judgment in the assessment process to respond to and adjust for the evolving business environment. Corporate goals are reviewed annually by the Compensation Committee and then presented to the full Board for review and approval.

Compensation Consultant

The Compensation Committee has retained the services of an external compensation consultant, Barney & Barney, LLC (“Barney & Barney”). The mandate of the consultant is to assist the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design and benchmarking with the Company’s peers in the industry. The Compensation Committee, after a review of the factors set forth in Section 10C-1 of the Securities Exchange Act of 1934, has determined that the Barney & Barney does not have a conflict of interest.

Chief Executive Officer

The Chief Executive Officer attends Compensation Committee meetings and works with the Compensation Committee Chairman and the compensation consultant to (1) establish individual and Company performance goals for executive officers, including Named Executive Officers, at the beginning of each year and (2) develop compensation recommendations for executive officers, excluding the Chief Executive Officer, based upon individual and Company performance goals for the current year and individual merit. The Chief Executive Officer’s recommendations are then submitted to the Compensation Committee for review and consideration without the Chief Executive Officer present.

Competitive Market Benchmarking

The Compensation Committee worked with Barney & Barney to establish a list of peer companies for purposes of benchmarking our compensation practices. We aim for base salaries and total compensation to be at the 50th percentile among our peer group.

The peer companies used in determining compensation actions in the 2012 fiscal year were selected by the Compensation Committee and Barney & Barney on the basis of their similarity to us in terms of competition for talent, phase of development or stage of commercialization, current and potential market capitalization, and number of employees. The list of peer companies used in determining compensation actions in the 2012 fiscal year consisted of the following 22 publicly-traded companies in the pharmaceutical and biotechnology industries:

1.	ACADIA Pharmaceuticals

2.	ADVENTRX Pharmaceuticals

3.	Alexza Pharmaceuticals

4.	Astex Pharmaceuticals

5.	Avanir Pharmaceuticals

6.	Biodel

7.	BioSante Pharmaceuticals

8.	Cell Therapeutics

9.	CEL-SCI

10.	Columbia Laboratories

11.	LifeVantage
12.	Ligand Pharmaceuticals

13.	Map Pharmaceuticals

14.	Omeros

15.	Pain Therapeutics

16.	Somaxon Pharmaceuticals

17.	Spectrum Pharmaceuticals

18.	Sunesis Pharmaceuticals

19.	Telik

20.	Transcept Pharmaceuticals

21.	Trius Therapeutics

22.	Vanda Pharmaceuticals

Implementation of Objectives

In fiscal 2012, our executive compensation program consisted of the following forms of compensation, each of which are described below in greater detail:

•	Base Salary,

•	Annual Cash Incentive,

•	Equity Compensation, and

•	Employee Benefit Program.

Base Salary

Overview

Our Compensation Committee aims to set executives’ base salaries at levels near the 50th percentile of salaries of executives with similar roles as compared to the Company’s peer group. The base salaries reflect each executive’s past performance, experience, responsibilities and potential to contribute to our future success. Base salary increases from 2012 to 2013 for all of our executive officers averaged 6.5% and ranged from 1.7% to 13.8%. The Compensation Committee approved these increases in December 2012 as part of our annual compensation planning process.

Changes in Base Salaries for Fiscal 2013

In December 2012, the Compensation Committee approved base salary increases for each of our then-serving Named Executive Officers. The following table shows the salaries for those executive officers and the average salaries in our peer group at the 50th and 75th percentiles, but for Edward Cox, the Compensation Committee determined that his compensation was more based on his contribution, experience and duties than on the compensation survey data.

			Base Salary - Market Data(2)
		Fiscal 2013 Base Salary(1)	50th Percentile	75th Percentile
Name	Title
Bassam B. Damaj, Ph.D.	Former President and Chief Executive Officer	N/A(3)	$485,395	$534,677

Steve Martin	Senior Vice President, Chief Financial Officer and Former Interim Chief Executive Officer	$305,000	$313,321	$344,148

Randy Berholtz, Esq.	Executive Vice President, General Counsel and Secretary	$268,060	$280,329	$292,082

Edward Cox	Vice President of Corporate Development and Investor Relations	$183,000	(4)	(4)

(1)	Salary increases effective as of January 1, 2013.
(2)	Source: Barney and Barney January 3, 2012 Survey Data, increased 3.1% for inflation.
(3)	Dr. Damaj resigned from the Company in November 2012.
(4)	There is no representative comparable data applicable to Mr. Cox’s position, so his compensation was principally driven by his experience, duties and contribution to the Company.

Fiscal 2012 and 2013 base salary levels for each Named Executive Officer

Name	Title	Fiscal 2012 Ending Base Salary	Fiscal 2013 Base Salary(1)	Percentage (%) Increase
Bassam B. Damaj, Ph.D.	Former President and Chief Executive Officer	$463,950	N/A	N/A

Steve Martin	Senior Vice President, Chief Financial Officer and Former Interim Chief Executive Officer	$268,060	$305,000	13.8%

Randy Berholtz, Esq.	Executive Vice President, General Counsel and Secretary	$257,750	$268,060	4.0%

Edward Cox	Vice President of Corporate Development and Investor Relations	$180,000	$183,000	1.7%

(1)	Salary increases effective as of January 1, 2013.

In addition to the compensation shown in this table, the Compensation Committees also approved special monthly compensation for Steve Martin’s service as Interim Chief Executive Officer of $10,000 per month of service and a monthly grant of options to purchase 2,500 shares, which options were fully vested on the date of grant. Mr. Martin served in this capacity for a period for approximately four and one-half months and, accordingly, was paid additional compensation as Interim Chief Executive Officer of approximately $43,817 and received options to purchase a total of approximately 10,954 shares during late 2012 and the first part of 2013 through March 17, 2013.

Annual Cash Incentive

Overview

The Company also provides executive officers with annual performance-based cash bonuses, which are specifically designed to reward executives for overall Company performance, as well as individual contributions in a given year. Corporate goals are established by the Compensation Committee with input from senior management. The target annual cash bonus amounts relative to base salary vary depending on each executive’s accountability, scope of responsibilities and potential impact on the Company’s performance.

The Compensation Committee considers the individual performance of each executive officer and the Company’s overall performance for the preceding fiscal year in deciding whether to award a bonus and, if one is to be awarded, the amount of the bonus. All executive officers, except for the Chief Executive Officer, are assigned annual cash bonus targets with 80% of the bonus attributed to overall Company performance and 20% based on individual performance. The annual cash bonus for the Chief Executive Officer is based 100% on overall Company performance. The Compensation Committee has the ability to use discretion in making recommendations and/or adjustments.

At the end of each fiscal year, individual and corporate performance are measured and a percentage of target is fixed, which then determines which annual bonus incentives are to be paid to executive officers. For fiscal year 2012, the Compensation Committee determined the percentage attainment of performance goals for the Company to be 37.5%. Based on this percentage of Company performance, and because the Chief Executive Officer’s bonus is weighted 100% based on overall Company performance, the 2012 bonus rate for our former Chief Executive Officer, Bassam Damaj, was 37.5% of his base salary.

In determining the incentive pay for the Named Executive Officers in 2012 (excluding our form Chief Executive Officer), the Compensation Committee considered the contributions of each individual and the feedback and written materials from the Interim Chief Executive Officer for Named Executive Officers other than the Interim Chief Executive Officer. The cash bonus recommended for each Named Executive Officer for 2012 was calculated by multiplying the applicable Bonus Rate by the salary paid to the applicable Named Executive Officer in 2012. This was then multiplied by an 80% weight on overall company performance and a 20% weighting on individual performance. The 2012 Bonus Rate for Steve Martin was 35%, for Randy Berholtz was 30%, and for Edward Cox was 30%. The Compensation Committee determined that the weighted performance of the Company for 2012 was 37.5%. Based on each individual’s accomplishments, the evaluation of each Named Executive Officer’s individual performance was 110% for Steve Martin, 90% for Randy Berholtz, and 90% for Edward Cox. The following table shows the Annual Cash Bonus structure for the Named Executive Officers:

Name	Title	Fiscal Year 2012 Bonus Rate at Target	2012 Evaluation of Company Performance	2012 Evaluation of Individual Performance	Final Ratio Bonus/ Base
Bassam Damaj, Ph.D.	Former President and Chief Executive Officer	50%	37.50%	N/A	37.50%

Steve Martin	Senior Vice President, Chief Financial Officer and Former Interim Chief Executive Officer	35%	37.50%	110%	18%

Randy Berholtz, Esq.	Executive Vice President, General Counsel and Secretary	30%	37.50%	90%	14%

Edward Cox	Vice President of Corporate Development and Investor Relations	30%	37.50%	90%	14%

Achievement of Goals and Relationship to Compensation Awarded

The evaluation of Company performance was based on the achievement, or failure to achieve, a set of weighted performance goals. The Compensation Committee assessed the overall Company goals and found a weighted achievement of 37.5%. Highlights of the Company’s 2012 performance included continuing to partner Vitaros® in additional markets and maintaining a strong cash position. There were a variety of additional individual performance factors that led to the final recommended bonuses for the executive officers. These individual performance factors included, partnering Vitaros® in different territories, including at least one major market; obtaining analyst coverage from multiple institutional focused investment banks with strong reputations in healthcare; establishing effective options for cash generation through equity and debt means and executing on plans approved by the Board of Directors and the CEO to have sufficient cash resources; initiating manufacturing or validation work required to manufacture and deliver additional products; and creating the necessary structure for the near term launch of Vitaros® in multiple territories.

As a result of the achievement of the performance factors discussed above and each individual’s contribution to each performance factor, the Compensation Committee approved bonus awards for performance in 2012 as set forth in the following table:

Name	Title	Fiscal 2012 Bonus Award
Bassam B. Damaj, Ph.D.	Former President and Chief Executive Officer	$73,882

Steve Martin	Senior Vice President, Chief Financial Officer and Former Interim Chief Executive Officer	$48,787

Randy Berholtz, Esq.	Executive Vice President, General Counsel and Secretary	$37,116

Edward Cox	Vice President of Corporate Development and Investor Relations	$25,920

Equity Compensation

Overview

The Compensation Committee considers equity incentives to be important in aligning the interests of our executive officers with those of our stockholders. As part of our pay-for-performance philosophy, the Company’s compensation program overweights the long-term equity award component of total compensation packages paid to our executive officers. In fiscal year 2012, the average value of equity award compensation paid to each of our Named Executive Officers was approximately 45% of each such officer’s total compensation (see the Summary Compensation Table for additional details). Additionally, we generally grant equity awards with vesting periods over a three or four year period, which we believe discourages executive officers from taking undue risks to maximize short term gains and creates an incentive to increase enterprise value over the long term. Executive officers are eligible to receive equity compensation in the form of stock options or restricted stock awards. Based on Compensation Committee guidelines and determination of annual merit reviews, the following options were approved by the Compensation Committee on December 18, 2012.

Name	Fiscal 2012 Grant of Incentive Stock Options
Steve Martin*	75,000
Randy Berholtz, Esq.	55,000
Edward Cox	27,500

*	In addition to the compensation shown in this table, the Compensation Committee also approved special monthly compensation for Steve Martin’s service as Interim Chief Executive Officer of $10,000 per month and a monthly grant of options to purchase 2,500 shares, which options were fully vested on the date of grant. Mr. Martin received an option to purchase an aggregate of 4,583 shares for his service as Interim Chief Executive Officer in fiscal 2012.

Employee Benefit Program

Executive officers, including Named Executive Officers, are eligible to participate in all of our employee benefit plans, including medical, dental, vision, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including executive officers, all of which we believe to be comparable to those provided at peer companies. These benefit programs are designed to enable us to attract and retain our workforce in a competitive marketplace. Health, welfare and vacation benefits ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Our retirement savings plan (401(k) Plan) is a tax-qualified retirement savings plan, pursuant to which eligible employees can begin to participate immediately upon employment. The 401(k) Plan elective deferrals and employer contributions are subject to compensation limitations and annual maximum contribution limits as governed by Internal Revenue Service. Employees are eligible to defer up to 100% of compensation and the Company makes safe harbor matching contributions of 100% match of first 3% of compensation contributed, then 50% match of next 2% of compensation contributed.

Payments Upon Termination or Change In Control

We have entered into employment agreements with each of the Named Executive Officers. These agreements set forth the individual’s base salary, bonus compensation, equity compensation and other employee benefits, which are described in this Executive Compensation section. All employment agreements provide for “at-will” employment, meaning that either party can terminate the employment relationship at any time, although our agreements with our Named Executive Officers provide that they would be eligible for severance benefits in certain circumstances following a termination of employment without cause. Our Board of Directors approved the severance benefits to mitigate certain risks associated with working in a biopharmaceutical company at our current stage of development and to help attract and retain qualified executives. The severance benefits upon termination or change in control for our Named Executive Officers who were employed by the Company on December 31, 2012 are described below.

Steve Martin

On March 18, 2013, we entered into an amended and restated employment agreement with Steve Martin. The agreement, provides that if Mr. Martin’s employment ends due to an involuntary termination, as such term is defined in his agreement, he would receive, in a lump sum payment, 12 months of his annual base salary in effect on the date of termination, any unpaid bonus for the calendar year preceding his termination, to the extent that the criteria for the bonus has been met, the average of any bonus paid during each of the three most recent fiscal years prior to termination, and full acceleration and vesting of his unvested equity awards, and reimbursement for the cost of continuation of health insurance benefits provided to him immediately prior to the termination (as provided under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law) for 12 months.

If Mr. Martin’s employment is terminated in connection with his death or a permanent disability, Mr. Martin or his estate is entitled to, a pro rata bonus for the calendar year in which such termination occurs, equal to the bonus he would have received, to the extent all criteria for such a bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid), for the calendar year of termination multiplied by a fraction, the numerator of which is the number of days in such year preceding and including the date of termination, and the denominator of which is 365. Such pro-rata bonus shall be paid at the same time as the bonus would have been paid had Mr. Martin remained employed by the Company through the date of payment, but in any event, not later than March 15 of the calendar year following the calendar year for which the bonus is payable. Mr. Martin is also entitled to receive any unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid). Such bonus shall be paid at the same time as the bonus would have been paid had he remained employed by the Company through the date of payment. Additionally, all of his outstanding but unvested equity awards shall vest immediately and the expiration date for all such equity awards shall be extended so that they expire one year after termination due to death or permanent disability.

In the event that Mr. Martin suffers an involuntary termination within the 12-month period following the effective date of a change of control, then in addition to all salary and bonuses accrued as of the date of his termination he will also be entitled to severance benefits. These include (i) the Company shall pay to Mr. Martin in one lump sum an amount equal to the greater of (A) 12 months of the salary that he was receiving immediately prior to the termination or (B) 12 months of the salary that he was receiving immediately prior to the change of control; (ii) the Company shall pay to Mr. Martin in one lump sum (A) any unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid), plus (B) 100% of the average bonus paid by the Company to him for services during each of the three most recent fiscal years (or such shorter period of time during which he was eligible for a bonus) prior to the date of the termination; (iii) full acceleration of the vesting of all equity awards held by Mr. Martin at the time of the termination, including any options, restricted stock, restricted stock units or other awards, and (iv) reimbursement for the cost of continuation of health insurance benefits provided to him immediately prior to the termination pursuant to the terms of COBRA or other applicable law for a period continuing until the earlier of 12 months following the termination or the date upon which he is no longer eligible for such COBRA or other benefits under applicable law.

If he is terminated for cause at any time then the employee shall not be entitled to receive payment of any severance benefit or any continuation or acceleration of stock option vesting and all of his restricted stock awards shall remain subject to all applicable forfeiture provisions and transfer restrictions. He will receive payment for all salary accrued as of the date of termination of employment. If he voluntarily resigns under circumstances that do not constitute and involuntary termination, then Mr. Martin shall not be entitled to receive payment of any severance benefits, or option acceleration, or relinquishment of forfeiture and transfer restrictions. Mr. Martin will receive payment(s) for all salary accrued as of the date of his termination of employment.

Randy Berholtz, Esq.

On March 18, 2013, we entered into an amended and restated employment agreement with Randy Berholtz, Esq. The agreement, provides that if Mr. Berholtz’s employment ends due to an involuntary termination, as such term is defined in his agreement, he would receive, in a lump sum payment, 9 months of his annual base salary in effect on the date of termination, any unpaid bonus for the calendar year preceding his termination, to the extent that the criteria for the bonus has been met, the average of any bonus paid during each of the three most recent fiscal years prior to termination, and the full acceleration and vesting of his unvested equity awards, and reimbursement for the cost of continuation of health insurance benefits provided to him immediately prior to the termination (as provided under COBRA or other applicable law) for 9 months.

If Mr. Berholtz’s employment is terminated in connection with his death or a permanent disability, Mr. Berholtz or his estate is entitled to, a pro rata bonus for the calendar year in which such termination occurs, equal to the bonus he would have received, to the extent all criteria for such a bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid), for the calendar year of termination multiplied by a fraction, the numerator of which is the number of days in such year preceding and including the date of termination, and the denominator of which is 365. Such pro-rata bonus shall be paid at the same time as the bonus would have been paid had Mr. Berholtz remained employed by the Company through the date of payment, but in any event, not later than March 15 of the calendar year following the calendar year for which the bonus is payable. Mr. Berholtz is also entitled to receive any unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid). Such bonus shall be paid at the same time as the bonus would have been paid had he remained employed by the Company through the date of payment.

Additionally, all of his outstanding but unvested equity awards shall vest immediately and the expiration date for all such equity awards shall be extended so that they expire one year after termination due to death or permanent disability.

In the event that Mr. Berholtz suffers an involuntary termination within the 12-month period following the effective date of a change of control, then in addition to all salary and bonuses accrues as of the date of his termination he will also be entitled to severance benefits. These include (i) the Company shall pay to Mr. Berholtz in one lump sum an amount equal to the greater of (A) 9 months of the salary that he was receiving immediately prior to the termination or (B) 9 months of the salary that he was receiving immediately prior to the change of control; (ii) the Company shall pay to Mr. Berholtz in one lump sum (A) any unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid), plus (B) 100% of the average bonus paid by the Company to him for services during each of the three most recent fiscal years (or such shorter period of time during which he was eligible for a bonus) prior to the date of the termination; (iii) full acceleration of the vesting of all equity awards held by Mr. Berholtz at the time of the termination, including any options, restricted stock, restricted stock units or other awards, and (iv) reimbursement for the cost of continuation of health insurance benefits provided to him immediately prior to the termination pursuant to the terms of COBRA or other applicable law for a period continuing until the earlier of 9 months following the termination or the date upon which he is no longer eligible for such COBRA or other benefits under applicable law.

If he is terminated for cause at any time then the employee shall not be entitled to receive payment of any severance benefit or any continuation or acceleration of stock option vesting and all of his restricted stock awards shall remain subject to all applicable forfeiture provisions and transfer restrictions. He will receive payment for all salary accrued as of the date of termination of employment. If he voluntarily resigns under circumstances that do not constitute and involuntary termination, then Mr. Berholtz shall not be entitled to receive payment of any severance benefits, or option acceleration, or relinquishment of forfeiture and transfer restrictions. Mr. Berholtz will receive payment(s) for all salary accrued as of the date of his termination of employment.

Edward Cox

On March 18, 2013, we entered into an employment agreement with Edward Cox. The agreement provides that if Mr. Cox’s employment ends due to an involuntary termination, as such term is defined in his employment agreement, or by Mr. Cox as a result of certain events set forth in his employment agreement, then, in such case, he shall receive in a lump sum payment of an amount (i) equal to 6 months of his annual base salary that was in effect on the date of termination and (ii) any unpaid bonus for the calendar year preceding his termination, to the extent that the criteria for such bonus may have been met. He shall also receive reimbursement for the cost of continuation of health insurance benefits provided to him immediately prior to the termination (as provided under COBRA or other applicable law) for 6 months.

If Mr. Cox’s employment is terminated in connection with his death or a permanent disability, Mr. Cox or his estate is entitled to, a pro rata bonus for the calendar year in which such termination occurs, equal to the bonus he would have received, to the extent all criteria for such a bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid), for the calendar year of termination multiplied by a fraction, the numerator of which is the number of days in such year preceding and including the date of termination, and the denominator of which is 365. Such pro-rata bonus shall be paid at the same time as the bonus would have been paid had Mr. Cox remained employed by the Company through the date of payment, but in any event, not later than March 15 of the calendar year following the calendar year for which the bonus is payable. Mr. Cox is also entitled to receive any unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid). Such bonus shall be paid at the same time as the bonus would have been paid had he remained employed by the Company through the date of payment. Additionally, the expiration date for all vested equity awards shall be extended so that they expire one year after termination due to death or permanent disability.

In the event that Mr. Cox suffers an involuntary termination within the 12-month period following the effective date of a change of control, then in addition to all salary and bonuses accrued as of the date of his termination of employment, he will be entitled to receive severance benefits as follows: (i) the Company shall pay to Mr. Cox in one lump sum an amount equal to the greater of (A) six (6) months of Mr. Cox’s Annual Salary that he was receiving immediately prior to the termination or (B) six (6) months of Mr. Cox’s salary that he was receiving immediately prior to the change of control; (ii) the Company shall pay to him in one lump sum (A) any unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid), plus (B) 100% of the average bonus paid by the Company to Mr. Cox for services during each of the three most recent fiscal years (or such shorter period of time during which he was eligible for a bonus) prior to the date of the termination; (iii) full acceleration of the vesting of all equity awards held by Mr. Cox at the time of the termination, including any options, restricted stock, restricted stock units or other awards, and (iv) reimbursement for the cost of continuation of health insurance benefits provided to Mr. Cox immediately prior to the termination pursuant to the terms of COBRA or other applicable law for a period continuing until the earlier of six (6) months following the Involuntary Termination or the date upon which Employee is no longer eligible for such COBRA or other benefits under applicable law.

If he is terminated for cause at any time then the employee shall not be entitled to receive payment of any severance benefit or any continuation or acceleration of stock option vesting and all of his restricted stock awards shall remain subject to all applicable forfeiture provisions and transfer restrictions. He will receive payment for all salary accrued as of the date of termination of employment. If he voluntarily resigns under circumstances that do not constitute and involuntary termination, then Mr. Cox shall not be entitled to receive payment of any severance benefits, or option acceleration, or relinquishment of forfeiture and transfer restrictions. Mr. Cox will receive payment(s) for all salary accrued as of the date of his termination of employment.

Potential Payments upon Termination or Change of Control

The following table sets forth information regarding payments that were made in connection with Dr. Damaj’s separation from the Company in November 2012, and potential payments that would have been made to Mr. Martin, Mr. Berholtz and Mr. Cox if they suffered an involuntary termination in connection with a change of control, other than for cause, and termination payments were triggered on December 31, 2012 and based on the salaries made effective on January 1, 2013. The closing price per share of our common stock on The NASDAQ Capital Market on December 31, 2012 (which was the last business day of fiscal 2012) was $1.99.

Name	Base Salary ($)		Bonus Payment ($)	Accelerated Vesting of Options ($)(2)	Accelerated Vesting of Restricted Stock ($)		Health Insurance Benefits	Total ($)
Bassam B. Damaj, Ph.D. (3)	$463,950		$73,882	—	$94,267		$23,427	$655,526

Steve Martin	$305,000	(1)	$60,951	—	—		$27,183	$393,134

Randy Berholtz, Esq. (4)	$201,045	(1)	$48,723	—	$4,786	(5)	$21,089	$275,643

Edward Cox (6)	$91,500	(1)	$34,773	—	$8,591	(5)	$8,869	$143,733

(1)	Reflects potential payments based on salaries as of January 1, 2013.
(2)	The value of accelerated vesting equals the difference (if positive) between the option exercise price and the last reported stock price for fiscal 2012 ($1.99), multiplied by the number of options that would have been accelerated upon a change of control occurring on December 31, 2012.
(3)	Reflects benefits actually paid or to be paid to Dr. Damaj in connection with his separation from the Company on November 6, 2012.

(4)	Based on 2,405 shares of restricted stock outstanding as of December 31, 2012.
(5)	The dollar value of restricted stock was calculated using the last reported stock price for fiscal 2012 ($1.99). For Dr. Damaj, the dollar value of restricted stock was calculated using the last reported stock price as of the date of his Separation Agreement ($2.02).
(6)	Based on 4,320 shares of restricted stock outstanding as of December 31, 2012. If Mr. Cox suffered an involuntary termination on December 31, 2012 in the absence of a change of control, Mr. Cox’s base salary payment would be $91,500, his bonus payment would be $0, his accelerated vesting of options would be valued at $0, his accelerated vesting of restricted stock would be valued at $0 and his total would be $91,500.

Compensation of our Named Executive Officers

Bassam B. Damaj. Dr. Damaj, our Former President and Chief Executive Officer, resigned from the Company on November 6, 2012. The amount of base salary that he received in 2012 was $411,836 through his resignation. He received a pro-rated cash bonus of $73,882 for 2012, based on the overall Company performance and the metrics described above. Additionally, in consideration for a release of claims and certain other covenants in favor of the Company, Dr. Damaj received $225,759 for severance pay under a separation agreement that was entered into in December 2012 and for accrued and unused vacation pay. In 2013, we expect to pay Dr. Damaj additional payments of $405,956 if all terms and conditions of the Separation Agreement are met.

Steve Martin. Mr. Martin, our Chief Financial Officer and Interim Chief Executive Officer from November 2012 through March 2013, received for his services as Chief Financial Officer (i) a base salary of $268,060, (ii) a cash bonus award of $48,787 based on individual performance factors and overall Company performance and (iii) a merit based grant of incentive stock options for the rights to 75,000 shares. In 2012, the Compensation Committee also approved special monthly compensation for Mr. Martin’s service as Interim Chief Executive Officer of $10,000 per month and a monthly grant of options to purchase 2,500 shares, which options are fully vested on the date of grant.

Randy Berholtz, Esq. Mr. Berholtz, our Executive Vice President, General Counsel and Secretary received a base salary of $257,750 in fiscal 2012. He was also received a cash bonus award of $37,116 based on individual performance factors and overall Company performance and a merit based grant of incentive stock options for the rights to 55,000 shares.

Edward Cox. Mr. Cox, our Vice President of Corporate Development and Investor Relations received a base salary of $180,000 in fiscal 2012. He received a cash bonus award of $25,920 based on individual performance factors and overall Company performance and a merit based grant of incentive stock options for the rights to 27,500 shares.

Richard W. Pascoe. On March 18, 2013 the Company and Mr. Pascoe entered into an Employment Agreement (the “Pascoe Agreement”), pursuant to which Mr. Pascoe will receive (i) a base salary of $425,000, (ii) a target bonus of 50% of the base salary, to be paid in accordance with the Company’s customary annual bonus program for executive officers, and (iii) an initial grant of options to purchase 900,000 shares of our common stock, with an exercise price of $2.51, based on the market price of our common stock on March 18, 2013, which options vest with respect to 25% of the shares on March 18, 2014 and with respect to the remaining 75% monthly over the subsequent three year period, so that all shares are vested on the four year anniversary of Mr. Pascoe’s date of hire.

The Pascoe Agreement provides that if Mr. Pascoe’s employment ends due to an involuntary termination he would receive, (i) in a lump sum payment, 12 months of his annual base salary, (ii) any unpaid bonus for the calendar year preceding his termination, to the extent that the criteria for the bonus has been met, (iii) the average of any bonus paid during each of the three most recent fiscal years, (iv) full acceleration and vesting of his unvested equity awards, and (v) reimbursement for the cost of continuation of health insurance benefits provided to Mr. Pascoe immediately prior to the involuntary termination pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for up to 12 months. If Mr. Pascoe’s employment ends due to an involuntary termination within the 12 months of a change of control, then he would receive in a lump sum payment (i) 12 months of salary equal to the greater of the salary that he was receiving immediately prior to the termination and that he was receiving immediately prior to the change of control, (ii) any unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met, (iii) 100% of the average bonus paid by the Company to him for services during each of the three most recent fiscal years, (iv) full acceleration and vesting of all unvested equity awards and (v) reimbursement for the cost of continuation of health insurance benefits provided to Mr. Pascoe immediately prior to the involuntary termination pursuant to the terms of COBRA for up to 12 months.

Tax and Accounting Considerations

Deductibility of Executive Compensation. In making compensation decisions affecting our executive officers, the Compensation Committee considers our ability to deduct under applicable federal corporate income tax law compensation payments made to executives. Specifically, the Compensation Committee considers the requirements and impact of Section 162(m) of the Internal Revenue Code, which limits the tax deductibility to us of compensation in excess of $1.0 million in any year for certain executive officers, except for qualified “performance-based compensation” under the Section 162(m) rules. The Compensation Committee considers the Section 162(m) rules as a factor in determining compensation, but will not necessarily limit compensation to amounts deductible under Section 162(m).

Accounting for Share-Based Compensation. In accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 718, we are required to estimate the value for each award of equity compensation at the measurement date using the fair value method and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

Allocation of Compensation

We do not have a pre-determined allocation between the various forms of compensation. Because we are an early stage company, we generally pay a higher portion of compensation in the form of equity.

Conclusion

Our compensation policies are designed and are continually being developed to retain and motivate our executive officers and to reward them for outstanding individual and corporate performance.

Compensation Committee Report

The Company’s Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 407(e)(5) of Regulation S-K. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors:

Kleanthis G. Xanthopoulos Ph.D. (Chair)

Leonard Oppenheim, Esq.

Deirdre Y. Gillespie, M.D.

Summary Compensation Table for 2012, 2011 and 2010

The following table sets forth the compensation paid by us during the years ended December 31, 2010, 2011 and 2012 to (i) each person who acted as our principal executive officer during fiscal year 2012, (ii) each person who served as our principal financial officer during fiscal year 2012 and (iii) each of the other two most highly paid executive officers who were serving as executive officers as of December 31, 2012 (collectively, the “Named Executive Officers”):

Name and Position	Year	Salary	Bonus	Stock Awards*	Option Awards *	All Other Compensation (8)	Total
Bassam B. Damaj, Ph.D.	2012	$585,480	$73,882	—	$401,600	$58,584	$1,119,546
Former President and Chief Executive Officer (1) (2)	2011	$450,000	$180,000	—	$1,155,300	$194	$1,785,494
	2010	$300,000	$165,000	$877,200	—	—	$1,342,200

Steve Martin	2012	$286,393	$48,787	—	$492,904	$10,643	$838,728
Senior Vice President, Chief Financial Officer	2011	$152,000	$42,467	—	$744,900	$446	$939,813
and Former Interim Chief Executive Officer (3) (4)	2010	—	—	—	—	—	—

Randy Berholtz, Esq.	2012	$257,750	$37,116	—	$438,758	$10,643	$744,267
Executive Vice President, General Counsel and Secretary (5) (6)	2011	$249,040	$60,000	$23,999	$564,600	$10,637	$908,276
	2010	—	—	—	—	—	—

Edward Cox	2012	$180,000	$25,920	—	$75,305	$10,239	$291,464
Vice President of Corporate Development and Investor Relations (7)	2011	$160,000	$38,400	—	$207,760	$6,223	$412,383
	2010	$110,000	$40,000	$378,098	—	$643	$528,741

(1)	Bassam Damaj, Ph.D., resigned from the Company effective November 6, 2012.
(2)	For 2012, the salary amount includes $173,644 in accrued and unused vacation pay provided to Dr. Damaj upon his resignation and all other compensation includes $57,994 in severance and $590 in insurance premiums.
(3)	Steve Martin joined the Company effective June 2, 2011. On November 6, 2012, Mr. Martin was appointed Interim Chief Executive Officer of the Company and served in that role until March 17, 2013.
(4)	For 2012, the salary amount includes $18,333 of additional monthly compensation for Mr. Martin’s service as Interim Chief Executive Officer for November and December 2012 and all other compensation includes $10,000 for the Company’s matching and profit sharing contribution to the 401k plan and $643 in life insurance premiums.
(5)	Randy Berholtz, Esq. joined the Company effective January 3, 2011.
(6)	For 2012, all other compensation includes $10,000 for the Company’s matching and profit sharing contribution to the 401k plan and $643 in life insurance premiums.
(7)	For 2012, all other compensation includes $9,595 for the Company’s matching and profit sharing contribution to the 401k plan and $643 in life insurance premiums.
(8)	Other Compensation includes severance paid in 2012 for the former Chief Executive Officer and amounts for the Company’s matching and profit sharing contribution to the 401k plan and life insurance premiums paid on behalf of the Named Executive Officers as part of the employee benefit plan for all employees, whereby each employee has a Company paid life insurance policy in the amount of each employee’s annual salary.
*	Market value of stock awards and option awards are presented at the aggregate grant date fair value of stock awards granted during the year indicated calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions for stock-based compensation, See Note 15 to the Company’s audited financial statements filed with our annual report on Form 10-K for the year ended December 31, 2012.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to the Named Executive Officers during fiscal 2012.

Name	Grant Date	Option Awards: Number of Securities Underlying Options Granted		Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(1)
Bassam Damaj, Ph.D.	3/5/2012	200,000	(2)	$3.23	$401,600

Steve Martin	3/5/2012	195,000	(2)	$3.23	$391,560
	11/30/2012	2,083	(3)	$2.20	$2,679
	12/18/2012	75,000	(4)	$2.04	$95,850
	12/31/2012	2,500	(3)	$1.99	$2,815

Randy Berholtz, Esq.	3/5/2012	183,500	(2)	$3.23	$368,468
	12/18/2012	55,000	(4)	$2.04	$70,290

Edward Cox	3/5/2012	20,000	(2)	$3.23	$40,160
	12/18/2012	27,500	(4)	$2.04	$35,145

(1)	This column reflects the aggregate grant date fair value of equity awards granted in 2012 and calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in the notes to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
(2)	The options shall vest with respect to one-third of the underlying shares upon the first anniversary of the grant date, and then with respect to the remaining shares quarterly thereafter over the next two years.
(3)	Options are fully vested as of the date of grant.
(4)	The options vest with respect to one-fourth of the underlying shares upon the first anniversary of the grant date, and then with respect to the remaining shares monthly thereafter over the next three years.

Outstanding Equity Awards at December 31, 2012

The following table shows information regarding our outstanding equity awards at December 31, 2012 for the Named Executive Officers.

	Option Awards						Stock Awards
Name	Exercisable		Non-Exercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Shares or Units of Stock That Have Not Vested ($)(1)
Bassam Damaj, Ph.D.	200,000	(2)	—		$3.89	2/6/2013	—		$—

Steve Martin	87,502	(3)	62,498	(3)	$5.02	6/2/2021	—		$—
	—		195,000	(3)	$3.23	3/5/2022	—		$—
	2,083	(4)	—		$2.20	11/30/2022	—		$—
	—		75,000	(5)	$2.04	12/18/2022	—		$—
	2,500	(4)	—		$1.99	12/31/2022	—		—

Randy Berholtz, Esq.	87,495	(2)	62,505	(2)	$3.80	1/3/2021	—		$—
	—		—		$—	—	2,405	(6)	$4,786
	91,738	(3)	91,762	(3)	$3.23	3/5/2022	—		$—
	—		55,000	(5)	$2.04	12/18/2022	—		$—

Edward Cox	—		—		$—	—	4,317	(7)	$8,591
	23,336	(7)	16,664	(7)	$5.25	5/16/2021	—		$—
	—		20,000	(3)	$3.23	3/5/2022	—		$—
	—		27,500	(5)	$2.04	12/18/2022	—		$—

(1)	Market values were determined by multiplying the number of shares granted by the closing market price of our Common Stock on the closing market price of Company stock at the end of the fiscal year ended December 31, 2012.
(2)	The options expire on 2/6/2013, which is 90 days after Dr. Damaj’s resignation from the Company.
(3)	The options vest with respect to one-third of the underlying shares upon the first anniversary of the grant date, and with respect to the remaining shares quarterly thereafter over the next two years.
(4)	Options are fully vested as of the date of grant.
(5)	The options vest with respect to one-fourth of the underlying shares upon the first anniversary of the grant date, and with respect to the remaining shares quarterly thereafter over the next three years.
(6)	Restricted stock vests with respect to one-third of the underlying shares upon the first anniversary of the grant date, and with respect to the remaining shares quarterly thereafter over the next two years.
(7)	The options vest with respect to one-third of the underlying shares on January 31, 2012, and with respect to the remaining shares quarterly thereafter over the next two years.

Option Exercises and Stock Vested

The following table sets forth the vesting in fiscal 2012 of shares of restricted stock or restricted stock units held by the Named Executive Officers, as well as the options exercised by our Named Executive Officers during fiscal 2012.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Bassam B. Damaj, Ph.D., Former President and Chief Executive Officer	—	—	46,667	$94,267

Steve Martin, Senior Vice President, Chief Financial Officer and Former Interim Chief Executive Officer	—	—	—	—

Randy Berholtz, Esq., Executive Vice President, General Counsel and Secretary	—	—	3,365	$14,352

Edward Cox, Vice President of Corporate Development and Investor Relations	—	—	9,443	$40,092

(1)	Amount represents the difference, if positive, between the fair value of the underlying common stock on the date of vesting and the exercise price of the award.

Pension Benefits

We do not have a defined benefit plan. Our Named Executive Officers did not participate in, or otherwise receive any special benefits under, any pension or defined benefit retirement plan sponsored by us during fiscal 2012.

Nonqualified Deferred Compensation

During fiscal 2012, our Named Executive Officers did not contribute to, or earn any amount with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Equity Compensation Plan Information

The following table gives information as of December 31, 2012 about shares of our Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,213,916	(1)	$3.71	2,476,978	(2)

Equity compensation plans not approved by security holders	—		—	—

Totals	2,213,916		$3.71	2,476,978

(1)	Consists of options outstanding at December 31, 2012 under The NexMed Inc. Stock Option and Long Term Incentive Plan (the “Incentive Plan”) and The NexMed, Inc. 2006 Stock Incentive Plan (the “2006 Plan”).
(2)	Consists of 2,000,000 and 476,978 shares of Common Stock that remain available for future issuance, at December 31, 2012, under the 2012 Stock Long Term Incentive Plan (the “2012 Plan”) and 2006 Plan, respectively.

DIRECTOR COMPENSATION

Commencing in fiscal 2012, each non-employee director was entitled to receive an annual retainer fee of $37,000 per year, payable in cash, with annual cash retainers for the chairs of our various Board Committees in the following amounts: $15,000 for Audit Committee, $12,000 for Compensation Committee and $8,000 for Corporate Governance/Nominating Committee. Additionally, non-chair members of these committees will receive annual cash retainers in the following amounts: $7,000 for Audit Committee, $5,000 for Compensation Committee, $3,000 for Corporate Governance/Nominating Committee and an hourly rate of $200.00 per hour for service on the Ad Hoc Committee. The Chairman of the Board is also entitled to receive $22,500 per year, payable in cash.

Additionally, each non-employee director was entitled to receive an annual equity stock option grant of 16,000 shares of the Company’s common stock to vest in equal monthly amounts over a one-year period.

In connection with his election to the Board in June 2012, we granted Mr. Maier a stock option grant of 25,000 shares of the Company’s common stock. This award vests with respect to one-third of the underlying shares on the one year anniversary of the grant and vests quarterly with respect to the remaining shares over a two-year period, subject to his continued service as a director.

Below is a summary of the non-employee director compensation earned in fiscal 2012:

Non-Employee Director Compensation for 2012

Name	Cash Compensation	Option Grants(1)		Total
Russell Ray	$66,483	$48,272	(4)	$114,755

Henry J. Esber, Ph.D. (2)	$37,000	$48,272	(4)	$85,272

Leonard A. Oppenheim, Esq.	$57,000	$48,272	(4)	$105,272

Deirdre Y. Gillespie, M.D.	$73,518	$48,272	(4)	$121,790

Kleanthis G. Xanthopoulos, Ph.D.	$50,565	$48,272	(4)	$98,837

Paul V. Maier (3)	$29,571	$40,300	(5)	$69,871

(1)	This column reflects the aggregate grant date fair value of equity awards granted in 2012 and calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in the notes to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
(2)	Dr. Esber resigned from our Board in January 2013.
(3)	Mr. Maier joined the Board in June 2012. His option grant includes an initial stock option grant of 25,000 shares upon his appointment to the Board.
(4)	The options vest with respect to one-twelfth of the underlying shares on the grant date, and then with respect to the remaining shares in equal monthly installments so the options are fully vested one year following the grant date.
(5)	The options shall vest with respect to one-third of the underlying shares upon the first anniversary of the grant date, and then with respect to the remaining shares quarterly thereafter over the next two years.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm and evaluates policies and procedures relating to internal control systems. The Audit Committee operates under a written Audit Committee Charter that has been adopted by the Board, a copy of which is available on the Company’s website at www.apricusbio.com. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by NASDAQ and applicable SEC rules.

The Audit Committee members are not professional accountants or auditors. The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes. The Audit Committee also reviewed the progress and results of the testing of the design and effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board. The Audit Committee discussed with the independent registered public accounting firm their independence from management and the Company, including the matters required by the applicable rules of the Public Company Accounting Oversight Board.

In addition to the matters specified above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The Committee met with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Submitted by the Audit Committee of the Board of Directors

Leonard A. Oppenheim, Esq. (Chairman)
Kleanthis G. Xanthopoulos, Ph.D.
Paul V. Maier

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Transactions with Related Persons

Our Board has adopted a written policy and procedures for review, approval and monitoring of transactions involving our Company and “related persons” (directors, executive officers and stockholders owning 5% or greater of our outstanding Common Stock and immediate family members of any of the foregoing). The policy covers any related person transaction that meets the minimum threshold for disclosure in our proxy statement under our policy addressing the relevant SEC rules (generally, transactions involving amounts exceeding the lesser of $120,000 in which a related person has a direct or indirect material interest). Related person transactions must be approved by the Board or by the Audit Committee of the Board consisting solely of independent directors, which will approve the transaction if they determine that it is in our best interests. The Board or Audit Committee will periodically monitor the transaction to ensure that there are no changes that would render it advisable for us to amend or terminate the transaction.

The Board and Audit Committee reviewed and approved as required the following related party transaction in 2012:

Innovus Pharmaceuticals, Inc.

Innovus Pharmaceuticals, Inc. (“Innovus”) (formerly “FasTrack Pharmaceuticals, Inc.”) and Sorrento Pharmaceuticals, Inc. (“Sorrento”) were formed by Bio-Quant in 2008. In 2009, Bio-Quant spun-off its pharmaceutical assets to the two companies to enable it to focus on its core business of pre-clinical CRO testing services. Innovus subsequently acquired Sorrento’s assets and liabilities in March 2011. Innovus is a development-stage company of which one former executive officer and one former director of the Company were minority stockholders during 2011 and 2012. Each left the Company near the end of 2012 and is now a director of Innovus. One current Named Executive Officer of the Company has less than a 2% ownership interest of Innovus.

On April 4, 2011, the Company and Innovus entered into an Asset Purchase Agreement, pursuant to which Innovus sold to the Company all the rights it had in certain back-up compounds for PrevOnco™. In exchange for the PrevOnco™ back-up compound portfolio, the Company loaned Innovus $250,000 in the form of a secured convertible note and restructured the existing outstanding demand notes and interest payable due to the Company into a second secured convertible note in the amount of $224,520. The notes were due on April 4, 2013 and bore interest at the rate of prime plus 1%. The notes would automatically convert to common stock of Innovus at a 10% discount if, prior to the maturity date, Innovus completes a material round of financing, closes a merger or acquisition transaction (an “M&A Event”), or completes a public offering of its Common stock. In March 2012, Innovus converted the notes to common stock of Innovus based on an M&A Event that occurred in December of 2011, through the merger of Innovus with a publicly-traded company, North Horizon, Inc. Under the agreement, Innovus became a subsidiary of North Horizon and the entity was renamed, Innovus Pharmaceuticals, Inc. The Company received an insignificant common stock interest in Innovus (less than 1%) in connection with the conversion.

On October 4, 2012, the Company and Innovus entered into a settlement agreement in which the Company obtained all rights and interests, free of any future obligations to PrevOnco™ in exchange for the return of the Innovus common stock received in March of 2012 and $25,000 in cash. The transaction was recorded as a charge to research and development expense of $25,000 in the fourth quarter of 2012 and there will be no other impact on the financial position or results of operations of the Company from this transaction. Following the settlement transaction, and the departure of the former CEO of the Company and one director of the Company, there are no other related party matters between the Company and Innovus.

For the year ended December 31, 2012, the Company purchased approximately $36,000 of drug supplies from an entity owned 100% by the Company’s former CEO. In 2011, the Company purchased approximately $123,000 of drug supplies from the same entity. The Company purchased approximately $48,000 of drug supplies from the same entity during 2010.

There were no other related person transactions entered into in 2012 and there are no related person arrangements in place from previous years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership, as of the Record Date, of Common Stock by (a) each of our Named Executive Officers and current directors individually, (b) our current directors and executive officers as a group and (c) each holder of more than 5% of the Company’s outstanding common stock. To the Company’s knowledge, Bassam Damaj, Ph.D., the Company’s former Chief Executive Officer, is the only holder of more than 5% of the Company’s outstanding common stock.

Beneficial ownership and percentage ownership are determined in accordance with the Rule 13d-3 of the Exchange Act. Under these rules, shares of common stock issuable under stock options or warrants that are exercisable within 60 days of the Record Date are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options or warrant(s), but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over their shares of common stock, except for those jointly owned with that person’s spouse.

Name and Address of Beneficial Owner (1)	Number of Shares	Percentage of
	Beneficially Owned	Class (%)(2)
Bassam B. Damaj, Ph.D. (3)	1,658,414	5.47%

Edward M. Cox (4)	192,618	*

Randy Berholtz, Esq. (5)	177,979	*

Steve Martin (6)	163,457	*

Leonard A. Oppenheim, Esq. (7)	90,329	*

Kleanthis G. Xanthopoulos, Ph.D. (8)	65,345	*

Rusty Ray (9)	45,186	*

Deirdre Y. Gillespie, M.D. (10)	36,767	*

Paul V. Maier (11)	5,334	*

Richard W. Pascoe	—	—

All current executive officers and directors as a group (nine persons) (12)	777,015	2.52%

*	Less than one percent.
(1)	Unless otherwise indicated, the address for each of our executive officers and directors is 11975 El Camino Real, Suite 300, San Diego, California, 92130.
(2)	Percentage ownership is calculated based on a total of 30,342,513 shares of Common Stock issued and outstanding as of the Record Date.
(3)	Based on a recent review of records available to the Company, we believe that Dr. Damaj was the beneficial owner of 1,611,747 shares of Common Stock as of the date of his resignation from the Company, November 6, 2012, and on December 28, 2012, he received an additional 46,667 shares of restricted stock. However, since Dr. Damaj’s resignation as an officer and director of the Company, the Company has no subsequent records on his current holdings. The address for Dr. Damaj is c/o Innovus Pharmaceuticals, Inc., 4275 Executive Square, Suite 200, La Jolla, CA 92037.
(4)	Includes 36,667 shares issuable upon exercise of stock options and 863 upon vesting of restricted shares exercisable within 60 days of the Record Date.
(5)	Includes 173,652 shares issuable upon exercise of stock options and 481 upon vesting of restricted shares exercisable within 60 days of the Record Date.
(6)	Includes 163,457 shares issuable upon exercise of stock options within 60 days of the Record Date.

(7)	Includes 54,667 shares issuable upon exercise of stock options within 60 days of the Record Date, 9,333 shares of which are held in Mr. Oppenheim’s IRA.
(8)	Includes 21,334 shares issuable upon exercise of stock options and 6,250 upon vesting of restricted shares exercisable within 60 days of the Record Date.
(9)	Includes 21,334 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.
(10)	Includes 21,334 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.
(11)	Includes 5,334 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.
(12)	Includes 513,779 shares issuable upon exercise of stock options and 1,344 upon vesting of restricted shares within 60 days of the Record Date.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and persons who beneficially own greater than 10% of a registered class of its equity securities to file certain reports with the SEC with respect to ownership and changes in ownership of the Common Stock and our other equity securities.

To the Company’s knowledge, based solely on our review of the copies of such reports filed with the SEC, our officers, directors and greater than 10% stockholders timely complied with these Section 16(a) filing requirements during the fiscal year ended December 31, 2012.

STOCKHOLDER PROPOSALS

Stockholder proposals will be considered for inclusion in the Proxy Statement for the 2014 annual meeting in accordance with Rule 14a-8 under the Exchange Act, if they are received by the Company’s Secretary, on or before December 9, 2013.

Stockholders who intend to present a proposal at the 2014 annual meeting of stockholders without inclusion of such proposal in our proxy materials for the 2014 annual meeting are required to provide notice of such proposal between February 14, 2014 and March 16, 2014, assuming that the 2014 annual meeting is held within 30 days from May 15, 2014. If the meeting is advanced by more than 30 days or delayed by more than 60 days, notice must be delivered not earlier than the 90th day prior to the 2014 annual meeting and not later than the close of business on the later of (i) the 60th day before the 2014 annual meeting or (b) the 10th day after which announcement of the 2014 annual meeting date is first made. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Proposals and notices of intention to present proposals at the 2014 annual meeting should be addressed to the Secretary of Apricus Biosciences, Inc., 11975 El Camino Real, Suite 300, San Diego, California, 92130.

DELIVERY OF PROXY MATERIALS

In some cases, only one copy of this Proxy Statement or our 2012 Annual Report is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement or such Annual Report to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address who are receiving multiple copies of proxy statements or annual reports may also request delivery of a single copy. To request separate or multiple delivery of these materials now or in the future, a stockholder may submit a written request to Secretary of Apricus Biosciences, Inc., 11975 El Camino Real, Suite 300, San Diego, California, 92130 or an oral request at (858) 222-8041.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains the reports, proxy statements and other information we file electronically with the SEC. The address of the SEC website is http://www.sec.gov.

You may request, and we will provide at no cost, a copy of these filings, including any exhibits to such filings, by writing or telephoning us at the following address: Secretary of Apricus Biosciences, Inc., 11975 El Camino Real, Suite 300, San Diego, California, 92130 or an oral request at (858) 222-8041. You may also access these filings at our web site under the investor relations link at www.apricusbio.com.

OTHER MATTERS

The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

It is important that proxies be returned promptly and that your shares are represented. Stockholders are urged to vote via the Internet (http/www.proxyvote.com), by telephone (1-800-690-6903) or by executing and promptly returning the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors

Randy Berholtz
Secretary

April 8, 2013
San Diego, California

[FORM OF PROXY-FRONT SIDE OF TOP PORTION]

You are cordially invited to attend our

2013 Annual Meeting of Stockholders,

to be held at the Hampton Inn

11920 El Camino Real, San Diego, California 92130

at 8:00 a.m., local time, on Wednesday, May 15, 2013.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement, Proxy Card and Form 10-K are available at www.proxyvote.com.

[FORM OF PROXY-REVERSE SIDE OF TOP PORTION]

PROXY	PROXY

APRICUS BIOSCIENCES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Steve Martin and Randy Berholtz, Esq., or either of them, the lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Stockholders of Apricus Biosciences, Inc. to be held at the Hampton Inn, 11920 El Camino Real, San Diego, California 92130 on Wednesday, May 15, 2013 at 8:00 a.m., local time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present, and to vote the number of shares the undersigned would be entitled to vote if personally present.

In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other matters or proposals not known at the time of solicitation of this proxy, which may properly come before the meeting.

This proxy when properly executed will be voted in the manner described herein by the undersigned stockholder. If no instructions are given, the shares will be voted FOR the election of the nominees for directors named on the reverse side, FOR Proposal Nos. 2 and 3 and for option TWO YEARS on proposal 4. Any prior proxy is hereby revoked.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

The Board of Directors recommends a vote FOR the election of the nominees for directors named below, FOR Proposal Nos. 2 and 3 and for the option TWO YEARS on proposal 4.

PROPOSAL NO. 1: Election of Class I Directors:

Class I Directors	FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐
1. Kleanthis G. Xanthopoulos, Ph.D.
2. Paul V. Maier	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

PROPOSAL NO. 2: To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

FOR	☐	AGAINST	☐	ABSTAIN	☐

PROPOSAL NO. 3: To approve the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

FOR	☐	AGAINST	☐	ABSTAIN	☐

PROPOSAL NO. 4: To recommend, in a non-binding vote, the frequency for future advisory votes on compensation of the Company’s Named Executive Officers.

ONE YEAR	☐	TWO YEARS	☐	THREE YEARS	☐
ABSTAIN	☐

For address changes and/or comments, please check this box and write them on the back where indicated.

Please sign exactly as your name(s) appear(s) at the left.

When shares are held by joint tenants, both should sign.

When signing as attorney, executor, administrator, trustee or corporation, please sign in full corporate name by president or other authorized person. If a partnership, please sign in partnership name by authorized person.

☐

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

FORM OF PROXY DETACHABLE PROXY CARD

APRICUS BIOSCIENCES, INC.

11975 El Camino Real, Suite 300

San Diego, CA 92130

There are three ways to vote your Proxy.

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE – TOLL FREE – 1-800-690-6903 – QUICK *** EASY *** IMMEDIATE

•

Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 P.M Eastern Time on Sunday, May 12, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET – www.proxyvote.com – QUICK *** EASY *** IMMEDIATE

•

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Sunday, May 12, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Apricus Biosciences, Inc., c/o Broadridge 51 Mercedes Way, Edgewood NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

If you vote by Phone or Internet, please do not mail your Proxy Card.

Please detach here